                                                                    Exhibit 99.3

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Supplemental Consolidated Financial Statements and related notes thereto Supplemental appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, each reference to a year is to the Company's fiscal year which ends on November 30 of such year.

Overview

     The company generates revenues primarily from chauffeured vehicle services provided by (i) Carey's owned and operated businesses and (ii) Carey's licensees and affiliates when services provided by such licensees and affiliates are billed through the Company's central reservation and billing system. In 1995 and 1996, approximately 77.6% and 76.1%, respectively, of the Company's revenue, net was generated by chauffeured vehicle services provided by the Company's owned and operated businesses, approximately 14.5% and 14.1%, respectively, was generated by chauffeured vehicle services provided by the Company's licensees and billed by the Company, and approximately 2.2% and 1.8%, respectively, was generated by chauffeured vehicle services provided by the Company's affiliates and billed by the Company. Carey also generates revenues from its licensees through fees (both initial and monthly) related to (i) licensing the use of its name and service mark, (ii) its central reservation and billing services and
(iii) its marketing activities. In 1995 and 1996, approximately 2.4% and 3.0%, respectively, of the Company's revenue, net was generated from its licensees through such fees. To a lesser extent, the Company derives revenues from the payment of fees by independent operators. The Company recognizes revenues from these fees ratably over the terms of the independent operators' agreements with the Company, which typically range from 10 to 20 years. As of August 31, 1997, the Company had $13.7 million of deferred revenue on its balance sheet.

     Cost of revenue primarily consists of amounts due to the Company's independent operators. The amount due to independent operators is a percentage (ranging from 60% to 67%) of the charges of services provided, net of discounts and commissions. Cost of revenue also includes amounts due to the Company's licensees and affiliates for chauffeured vehicle services provided by them and billed by the Company. Such amounts generally include the charges for service provided less a referral fee ranging from 15% to 25% of net vehicle service revenue. Cost of revenue includes costs associated with owning and maintaining the vehicles owned by the Company, telecommunications expense, salaries and benefits for reservationists, marketing expenses for the benefit of licensees, and commissions due to travel agents and credit card companies.

     Selling, general and administrative expenses consist primarily of compensation and related benefits for the Company's officers and administrative personnel, marketing and promotional expenses for the Company's owned and operated chauffeured vehicle service companies, and professional fees, as well as amortization costs related to the intangibles recorded as a result of the Company's acquisitions.

     In addition to internal growth from the Company's sales and marketing efforts, an important component in the Company's growth to date has been the acquisition of its licensees and other chauffeured vehicle service companies. Since December 1994, Carey has acquired ten chauffeured vehicle service companies. Each of these acquisitions was made for cash and the issuance or assumption of notes and was accounted for using the purchase method of accounting. A substantial majority of the purchase price paid by the Company in each such acquisition represented goodwill, franchise rights (if a

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

license was acquired) and/or intangibles. In addition, the Company completed a merger with Indy Connection which was accounted for as a pooling-of-interests.

     The results of operations for the acquired companies have been included in the Company's consolidated financial statements from their respective dates of acquisition. Carey expects to benefit from its acquisitions by consolidating general and administrative functions, increasing operating efficiencies, and, as a result of converting salaried chauffeurs to independent operators, eliminating the overhead and capital costs associated with employing salaried chauffeurs, leasing garages, maintaining parts and fuel inventories, and owning and operating vehicles. The Company generally realizes these benefits within six to twelve months after an acquisition, depending upon whether the acquisition is of a chauffeured vehicle service company in a location in which the Company already operates, or of a licensee in a market where Carey has yet to establish operations.

Results of Operations

     The following table sets forth, for the periods indicated, certain financial data for the Company expressed as a percentage of revenue, net. With respect to the pro forma data, see "Pro Forma Consolidated Financial Statements" and the notes thereto.

                                Fiscal Year Ended November 30,         Nine Months Ended August 31,
                              ---------------------------------        ----------------------------
                               1994          1995         1996             1996            1997
                              ------        ------       ------        -----------      -----------
Revenue, net................  100.0%        100.0%       100.0%          100.0%           100.0%
Cost of revenue ............   68.7          67.4         66.6            66.3             66.5
                              ------        ------       ------        -----------      -----------

Gross profit................   31.3          32.6         33.4            33.7             33.5
Selling, general and
 administrative expense.....   27.4          28.8         25.5            26.5             24.9
                              ------        ------       ------        -----------      -----------
Operating income............    3.9           3.8          7.9             7.2              8.6

Interest income (expense)
 and other income (expense).   (3.6)         (3.0)        (2.1)            2.4              1.2
                              ------        ------       ------        -----------      -----------

Income before provision
 for income taxes...........    0.3           0.8          5.8             4.8              7.4
Provision  for income taxes.    0.4           0.6          0.5             1.6              2.9
                              ------        ------       ------        -----------      -----------

Net income (loss)...........   (0.1%)         0.2%         5.3%            3.2%             4.5%
                              ======        ======       ======        ===========      ===========

Three Months Ended August 31, 1997 (the "1997 Period") Compared to Three Months Ended August 31, 1996 (the "1996 Period")

     Revenue, Net. Revenue, net increased $6.9 million or 42.7% from $16.1 million in the 1996 Period to $22.9 million in the 1997 Period. Of the increase, $2.1 million resulted from expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers. A further $4.8 million of the increase was due to the revenues of Manhattan International Limousine Network Ltd ("Manhattan Limousine"), which was acquired on June 2, 1997.

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

     Cost of Revenue. Cost of revenue increased $4.8 million or 44.9% from $10.6 million in the 1996 Period to $15.4 million in the 1997 Period. The increase was primarily attributable to higher costs due to increased business levels and to cost of revenue of Manhattan Limousine, which was not included in the 1996 Period. Cost of revenue increased as a percentage of revenue, net from 66.0% in the 1996 Period to 67.0% in the 1997 Period, primarily reflecting increases in telephone, chauffeur and certain other costs as a percentage of revenue, net.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $1.4 million or 34.5% from $4.1 million in the 1996 Period to $5.6 million in the 1997 Period. The increase was largely due to the costs of additional personnel, increased marketing expenses and increased administrative expenses related to acquired operations and generally in support of higher business levels. Selling, general and administrative expenses decreased as a percentage of revenue, net from 25.7% in the 1996 Period to 24.2% in the 1997 Period as a result of an increase in revenue, net without a corresponding increase in administrative costs.

     Interest Expense. Interest expense decreased approximately $301,000 or 63.9% from approximately $471,000 in the 1996 Period to approximately $170,000 in the 1997 Period. Interest expense decreased as a percentage of revenue, net from 2.9% in the 1996 Period to 0.7% in the 1997 Period. The decrease resulted from both the use of proceeds from the Company's initial public offering ("IPO") to repay outstanding debt and the conversion of subordinated and certain other debt to Common Stock coincident with the IPO.

     Provision for Income Taxes. The provision for income taxes increased approximately $493,000 from approximately $330,000 in the 1996 Period to approximately $823,000 in the 1997 Period. The increase primarily related to the increase in pre-tax income of the Company from approximately $1.0 million in the 1996 Period to $2.0 million in the 1997 Period. In addition, the Company utilized the benefit of a net operating loss carryovers ("NOLs") in determining its provision for income taxes in the 1996 Period, but such NOLs were not available to the Company in the 1997 Period.

     Net Income. As a result of the foregoing, the Company's net income increased approximately $499,000 or 73.3% from approximately $681,000 in the 1996 Period to approximately $1.2 million in the 1997 Period.

Nine Months Ended August 31, 1997 (the "1997 Nine-Month Period") Compared to Nine Months Ended August 31, 1996 (the "1996 Nine-Month Period")

     Revenue, Net. Revenue, net increased $11.6 million or 25.3% from $45.6 million in the 1996 Nine-Month Period to $57.2 million in the 1997 Nine-Month Period. Of the increase, approximately $5.9 million related to expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers, and approximately $5.7 million was due to revenues of Manhattan Limousine and the Company's operations in London, which were not included in the 1996 Nine-Month Period.

     Cost of Revenue. Cost of revenue increased $7.7 million or 25.6% from $30.3 million in the 1996 Nine-Month Period to $38.0 million in the 1997 Nine-Month Period. The increase was primarily attributable to higher costs due to increased business levels and to costs of revenue of Manhattan

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

Limousine and the Company's operations in London, which were not included in the 1996 Nine-Month Period. Cost of revenue increased as a percentage of revenue, net from 66.3% in the 1996 Nine-Month Period to 66.5% in the 1997 Nine-Month Period, primarily reflecting the effects of seasonally higher operating costs as a percentage of revenues in the Company's London operations in the first quarter of 1997 and the relative increases in telephone, chauffeur and certain other costs in the third quarter of 1997, offset by the benefit of increased implementation of the Company's independent operator program.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $2.2 million or 18.1% from $12.1 million in the 1996 Nine-Month Period to $14.3 million in the 1997 Nine-Month Period. The increase was largely due to the costs of additional personnel, increased marketing expenses and increased administrative expenses related to acquired operations and generally, in support of higher business levels. Selling, general and administrative expenses decreased as a percentage of revenue, net from 26.5% in the 1996 Nine-Month Period to 24.9% in the 1997 Nine-Month Period as a result of an increase in revenue, net without a corresponding increase in administrative costs.

     Interest Expense. Interest expense decreased approximately $423,000 or 29.3% from $1.4 million in the 1996 Nine-Month Period to approximately $1.0 million in the 1997 Nine-Month Period. Interest expense decreased as a percentage of revenue, net from 3.2% in the 1996 Nine-Month Period to 1.8% in the 1997 Nine-Month Period. The decrease resulted from repayment of the principal amounts of debt outstanding between the two periods and conversion of subordinated and certain other debt to Common Stock coincident with the IPO.

     Provision for Income Taxes. The provision for income taxes increased approximately $961,000 from approximately $736,000 in the 1996 Nine-Month Period to $1.7 million in the 1997 Nine-Month Period. The increase primarily related to the increase in pre-tax income of the Company from $2.2 million in the 1996 Nine-Month Period to $4.3 million in the 1997 Nine-Month Period. In addition, the Company utilized NOLs in determining its provision for income taxes in the 1996 Nine-Month Period but such NOLs were not available to the Company in the 1997 Nine-Month Period.

     Net Income. As a result of the foregoing, the Company's net income increased approximately $1.1 million or 74.1% from approximately $1.5 million in the 1996 Nine-Month Period to $2.6 million in the 1997 Nine-Month Period.

Year Ended November 30, 1996 Compared to Year Ended November 30, 1995

     Revenue, Net. Revenue, net increased approximately $16.6 million or 33.8% from $49.0 million in the 1995 to $65.5 million in 1996. Of the increase, approximately $10.2 million was contributed by existing operations as a result of expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers, and approximately $6.4 million was due to revenues of companies which were not acquired from December 1994 through February 1996.

     Cost of Revenue. Cost of revenue increased approximately $10.6 million or 32.2% from $33.0 million in 1995 to $43.6 million in 1996. The increase was primarily attributable to higher costs due to increased business levels. Cost of revenue decreased as a percentage of revenue, net from 67.4% in

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

1995 to 66.6% in 1996 as a result of spreading the fixed costs of the Company's reservations infrastructure over a larger revenue base.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $2.6 million or 18.8% from $14.1 million in 1995 to $16.7 million in 1996. The increase was largely due to higher administrative costs associated with additional personnel, increased marketing expenses, and higher amortization of intangibles as a result of the acquisitions. Selling, general and administrative expenses decreased as a percentage of revenue, net from 28.8% in 1995 to 25.5% in 1996 as a result of an increase in revenue without a corresponding increase in administrative costs.

     Interest Expense. Interest expense was $1.9 million or in each of 1995 and 1996, respectively. Interest expense decreased as a percentage of revenue, net from 3.9% in 1995 to 2.9% in 1996.

     Provision for Income Taxes. The provision for income taxes increased approximately $24,000 from approximately $271,000 in 1996 to approximately $294,000 in 1996. Prior to 1996, the Company recorded a valuation allowance against its net deferred tax assets. This allowance was reversed in 1996 in accordance with generally accepted accounting principles. The reversal reduced the provision for income taxes in 1996 by approximately $1.5 million. The increase in the provision recordable in 1996, which was offset by the effect of reducing the valuation allowance against deferred tax assets, was attributable to the Company's increased pretax profit level in 1996 which exceeded the beneficial tax effect of net operating loss carryforwards of prior years. The Company has utilized the full amount of its net operating loss carryforwards.

     Net Income. As a result of the foregoing, the Company's net income increased approximately $3.4 million from approximately $3.5 million in 1996 compared to a net income of approximately $98,000 in 1995.

Year Ended November 30, 1995 Compared to Year Ended November 30, 1994

     Revenue, Net. Revenue, net increased approximately $8.1 million or 21.5% from $40.3 million in 1994 to $49.0 million in 1995. Of the increase, approximately $4.7 million was due to revenues of companies acquired from December 1994 through August 1995, as well as the full year effect in 1995 of companies acquired in 1994. Approximately $4.0 million of the increase was contributed by existing operations as a result of an increase in business from corporate travel customers, business travel arrangers, special event business, and the implementation in mid-1995 of charges to licensees for central reservation and billing services.

     Cost of Revenue. Cost of revenue increased approximately $5.3 million or 19.2% from $27.7 million in 1994 to $33.0 million in 1995. The increase was primarily attributable to higher operating costs due to increased business levels and to operating costs related to acquired companies. Cost of revenue decreased as a percentage of revenue, net from 68.7% in 1994 to 67.4% in 1995 as a result of increased utilization of the Company's operating resources and the implementation, in mid-1995, of charges of licensees for central reservation and billing services which did not result in a corresponding increase in cost.

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $3.0 million or 27.5% from $11.0 million in 1994 to $14.1 million in 1995. This increase was largely due to higher costs associated with additional personnel, increased marketing and promotional expense, and the increase in the amortization of intangibles recorded as a result of acquisitions. Selling, general and administrative expenses increased as a percentage of revenue, net from 27.4% in 1994 to 28.8% in 1995 as a result of relatively higher levels of administrative costs in existing operations and additional expenses related to companies acquired late in 1995 whose operations were not consolidated with the Company's operations until 1996.

     Interest Expense. Interest expense increased approximately $398,000 or 26.3% from approximately $1.5 million in 1994 to $1.9 million in 1995. This increase was due to net increases in debt in 1995 to fund acquisitions. Interest expense as a percentage of revenue, net increased slightly from 3.8% in 1994 to 3.9% in 1995.

     Provision for Income Taxes. The provision for income taxes increased approximately $98,000 from approximately $163,000 in 1994 to approximately $271,000 in 1995. The tax provisions reflects the separate tax provisions of Carey International, Inc. and Subsidiaries and Carey of Indiana, Inc. prior to the two companies becoming a consolidated tax payer.

     Net Income. As a result of the foregoing, the Company's net income increased approximately $136,000 from approximately $108,000 in 1995 compared to a net loss of approximately $38,000 in 1994.

Quarterly Results

     The following table presents unaudited quarterly financial information for 1995, 1996 and the first two quarters of 1997. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the results for such quarters.


                                                                      Quarter Ended
                              -------------------------------------------------------------------------------------------
                                                 1995                                             1996
                              -------------------------------------------      ------------------------------------------
                                Feb.        May         Aug.        Nov.        Feb.        May         Aug.        Nov.
                                 28         31           31          30          29          31          31          30
                              -------     -------     -------     -------     -------     -------     -------     -------
                                                                     (In thousands)
Revenue, net..............     $9,503     $11,865     $11,686     $15,916     $12,892     $16,695     $16,073     $19,885
Gross profit..............      3,081       3,874       3,610       5,376       4,232       5,674       5,472       6,517
Operating income (loss)...        (42)        548         (27)      1,382         490       1,459       1,343       1,876

                                       Quarter Ended
                              -------------------------------
                                            1997
                              -------------------------------
                                Feb.        May         Aug.
                                 28         31           31
                              -------     -------      ------
Revenue, net..............    $15,595     $18,690      $2,932
Gross profit..............      5,126       6,495       7,574
Operating income (loss)...        912       1,990       2,022

                                                                      Quarter Ended
                              -------------------------------------------------------------------------------------------
                                                 1995                                             1996
                              -------------------------------------------      ------------------------------------------
                                Feb.        May         Aug.        Nov.        Feb.        May         Aug.        Nov.
                                 28         31           31          30          29          31          31          30
                              -------     -------     -------     -------     -------     -------     -------     -------
                                                                     (In thousands)
Revenue, net..............      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Gross profit..............       32.4        32.7        30.9        33.8        32.8        34.0        34.0        32.8
Operating income (loss)...       (0.4)%       4.6%       (0.2)%       8.7%        3.8%        8.7%        8.4%        9.4%

                                       Quarter Ended
                              -------------------------------
                                            1997
                              -------------------------------
                                Feb.        May         Aug.
                                 28         31           31
                              -------     -------      ------
Revenue, net..............      100.0%      100.0%      100.0%
Gross profit..............       32.9        34.8        33.0
Operating income (loss)...        5.8%       10.6%        8.8%


               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

     The Company believes that its future operating results may continue to be subject to quarterly variations caused by such factors as seasonal business travel, variable scheduling of special events and the timing of acquisitions by the Company. The Company's least profitable quarter generally has been the first quarter (ending February 28 or 29), and its most profitable quarter generally has been the fourth quarter (ending November 30).

Liquidity and Capital Resources

     Cash and cash equivalents increased $2.7 million from $2.9 million at November 30, 1996 to $5.6 million at August 31, 1997. Operating activities provided net cash of $2.8 million during the 1997 Nine-Month Period. The overall net increase in cash and cash equivalents during the 1997 Nine-Month Period primarily related to the cash proceeds to the Company from its IPO and net cash provided by operations, offset by the use of such cash to retire debt, acquire Manhattan Limousine and redeem certain preferred stock.

     Cash used in investing activities increased by $7.1 million over the 1996 Nine-Month Period. Cash of $1.2 million was used in the 1996 Nine-Month Period to acquire operations in London, whereas $7.4 million of cash was used in the 1997 Nine-Month Period to acquire Manhattan Limousine and to make additional payments of contingent consideration for the acquisition of London.

     Cash provided by financing activities increased by $10.1 million over the 1996 Nine-Month Period, primarily as a result of the net proceeds from the IPO and after using such proceeds to retire debt and complete the Recapitalization.

     In connection with the IPO, the Company issued a total of 3,335,000 shares of Common Stock and received proceeds, net of underwriters' discounts and commissions and offering costs, of $30.7 million. The Company utilized the net proceeds from the IPO to repay principal on subordinated indebtedness of approximately $7.1 million and to fund the Recapitalization by repaying principal on subordinated indebtedness of approximately $912,000 and redeeming preferred stock for $3.1 million. Additionally, the Company completed its acquisition of Manhattan Limousine by paying $11.8 million to the sellers of Manhattan Limousine and repaying principal on indebtedness of Manhattan Limousine in the amount of $3.4 million. The remaining net proceeds will be used for acquisitions and other general corporate purposes, including working capital.

     As part of the Recapitalization, a further $4.9 million of debt was converted to Common Stock of the Company. At August 31, 1997, the Company had borrowings of $1.1 million, approximately $303,000 of which is to be repaid over the next 12 months.

     Effective as of August 15, 1997, the Company entered into a senior credit facility with three banks consisting of a secured revolving line of credit of $25.0 million (the "Facility"). The Facility, which may be used for acquisitions and working capital, is collateralized by the assets of the Company and its domestic operating subsidiaries and by a pledge of the stock of its international subsidiary. The Facility also provides availability for the issuance of letters of credit. Loans made under the revolving line of credit bear interest at the Company's option at either the bank's prime lending rate or 2.0% above the LIBOR rate. Commitment fees equal to 0.375% per annum are payable on the unused portion of the revolving line of credit. On the second anniversary of the Facility, outstanding balances

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--(Continued)

under the Facility will convert to a five-year term loan, which will bear interest either at a fixed rate (subject to availability) or at a variable LIBOR or prime-based rate with adjustments determined based on the Company's earnings. The terms of the Facility (i) prohibit the payment of dividends by the Company,
(ii) with certain exceptions, prevent the Company from incurring or assuming other indebtedness that is not subordinated to borrowings under the Facility and
(iii) require the Company to comply with certain financial covenants.

     While there can be no assurance, and depending on the methods of financing and size of potential acquisitions, management believes that cash flow from operations, the remaining net proceeds from the IPO and funds from the credit Facility will be adequate to meet the Company's capital requirements for the next 12 months, While the Company historically has financed acquisitions primarily with cash, it may seek to finance future acquisitions by using common stock for a portion or all of the consideration to be paid.

Factors To Be Considered

     The information set forth above contains forward-looking statements, which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements. Readers should refer to discussion under "Risk Factors" contained in the Company's Registration Statement on Form S-1 (No. 333-22651) filed with the Securities and Exchange Commission, which is incorporated herein by reference, concerning certain factors which could cause the Company's actual results to differ materially from the results anticipated in the forward-looking statements contained herein.